Exhibit 10.1

AMENDMENT NO. 3 TO VENDOR AGREEMENT

This Amendment No. 3 (“Amendment No. 3”) to the Vendor Agreement dated October 14, 2009, by and among GE Commercial Distribution Finance Corporation, Arctic Cat Sales Inc. and Arctic Cat Inc. (the “Vendor Agreement”), is entered into as of this 30th day of September, 2010. Capitalized terms used and not otherwise defined in this Amendment No. 3 shall have the same meaning as in the Vendor Agreement.

1.     Section 5.1 of the Vendor Agreement is hereby deleted in its entirety and replaced with the following:

“5.          Loss Sharing and Recourse.

5.1          ACSI unconditionally and absolutely guaranties repayment to CDF of (i) fifty percent (50%) of all losses incurred by CDF (disregarding securitization) with respect to all current and future Dealer Liabilities (as defined below) which do not exceed one percent (1%) of Dealers’ combined average outstandings with CDF for each twelve (12) month period with the first twelve month period beginning on the Effective Date, and (ii) one hundred percent (100%) of all losses incurred by CDF (disregarding securitization) with respect to all current and future Dealer Liabilities which do exceed one percent (1%) of Dealers’ combined average outstandings with CDF for such twelve (12) month period; provided that ACSI’s liability for any such losses pursuant to this Section 5.1 (ii) exceeding such one percent (1%) shall not be greater than Five Million Dollars ($5,000,000.00) during any such twelve (12) month period. For purposes of clarity, ACSI’s liability pursuant to this Section 5.1 (i) shall not be counted towards the cap described in this Section 5.1 (ii). “Dealer Liabilities” as used in this Section 5 shall mean (a) all indebtedness of any nature of any Dealer (excluding Tracker Marine Retail, LLC) owed to CDF (as determined on a managed basis without regard for securitization) whether existing or arising hereafter with respect to Inventory, whether for principal, interest, fees, expenses, reimbursement obligations or otherwise (as determined on a managed basis without regard for securitization) and (b) all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by CDF in attempting to collect such indebtedness from any Dealer. ACSI will immediately pay to CDF the amount of the guarantied Dealer Liabilities upon receipt of notice from CDF that such Dealer Liabilities exist with respect to any Dealer. ACSI’s guaranty under this Section 5 is a guaranty of payment and not of collection. If for any calendar year (beginning with calendar year 2010), CDF’s respective share of the aggregate annual loss with respect to the financing program for ACSI’s Dealers (excluding Tracker Marine Retail, LLC) as described herein (as determined on a managed basis without regard for securitization) is less than 0.50% of ANR (as defined above), after giving effect to the loss sharing to be contributed by ACSI for such calendar year, then the difference between CDF’s respective share of such annual loss amount and 0.50% of ANR for such calendar year will be shared evenly with the ACSI within 60 days of such calendar year’s year-end. The loss and the ANR for any year during which this Vendor Agreement shall be in effect for only a part of such calendar year shall be prorated. All determinations of applicable losses shall be based upon CDF’s internally calculated profit and loss report, with respect to the financing program for ACSI’s Dealers as described herein, as determined by CDF in its sole discretion in accordance with its then current internal cost allocation and accounting policies and procedures, which policies and procedures may change from time to time. Notwithstanding anything contained herein to the contrary. Tracker Marine Retail, LLC shall not be included in any of the calculations set forth in this Section 5.1.”

2.     Subsections 9(d), (e) and (f) of the Vendor Agreement are hereby deleted in their entirety, and references to such subsections in Section 13 of the Vendor Agreement shall also be deleted.

3.     Subsection 13 (k) of the Vendor Agreement is hereby deleted.

4.     Section 15 of the Vendor Agreement is hereby deleted in its entirety and replaced with the following:

“Term and Termination.  The term of this Agreement shall begin on the Effective Date set forth above and shall continue, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, until May 1, 2014 and thereafter, unless earlier terminated pursuant to Section 14 or by mutual agreement of the parties, shall be extended automatically for additional one-year terms unless at least twelve (12) months prior to the expiration of the initial or any additional term thereof (as applicable) either party gives written notice to the other party of its intention not to extend the term of this Agreement. Notwithstanding anything contained herein to the contrary, CDF may terminate this Agreement immediately if an Event of Default has occurred. In any event, no termination of this Agreement will affect (a) any of Vendor’s (or its assignee’s, whether permitted or unpermitted) liability with respect to any financial transactions entered into by CDF with any Dealer prior to the effective date of the termination, including, without limitation, transactions that will not be completed until after the effective date of termination, or (b) any other obligations of Vendor outstanding on the effective date of such termination.”

5.             Except as set forth in this Amendment No. 3. the Vendor Agreement remains in full force and effect, without change or modification.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 3 as of the date first written above.

ARCTIC CAT INC.

By:	/s/ Timothy C. Delmore
Print Name:	Timothy C. Delmore
Title:	Chief Financial Officer

ARCTIC CAT SALES INC.

By:	/s/ Timothy C. Delmore
Print Name:	Timothy C. Delmore
Title:	Chief Financial Officer

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Peter K. Lannon
Print Name	Peter K. Lannon
Title:	Managing Director